SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Glenayre Technologies, Inc.

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GLENAYRE TECHNOLOGIES, INC.
825 8th Avenue, 23rd floor
New York, New York 10019
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2006
     The 2006 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 23, 2006 at 4:00 p.m., local time, for the following purposes:
•	To elect three Class I Directors,

•	To consider and vote upon a proposal to approve an amendment to the Company’s 1996 Incentive Stock Plan to increase the number of shares of Common Stock reserved for grants of awards from 9,650,000 to 12,650,000,

•	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company, and

•	To transact any other business that may properly come before the 2006 Annual Meeting and any adjournment(s) thereof.
     The close of business on April 7, 2006 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2006 Annual Meeting and any adjournment(s) thereof. A Proxy Statement, a form of proxy and the Company’s 2005 Annual Report are enclosed with this Notice.
     A list of stockholders entitled to vote at the 2006 Annual Meeting will be open to the examination of any stockholder for any purpose relevant to the 2006 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2006 Annual Meeting at the Company’s offices located at 11360 Lakefield Drive, Duluth, Georgia 30097.
     Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2006 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Clarke H. Bailey
Chairman and Chief Executive Officer
April 12, 2006

GLENAYRE TECHNOLOGIES, INC.
PROXY STATEMENT
2006 ANNUAL MEETING
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Glenayre Technologies, Inc. (the “Company” or “Glenayre”) of proxies for use at the 2006 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 23, 2006 at 4:00 p.m., local time, and any adjournment(s) thereof.
     This Proxy Statement, the Notice of the 2006 Annual Meeting and the form of proxy were first mailed to stockholders on or about April 12, 2006. The Company’s principal executive offices are located at 825 8th Avenue, 23rd floor, New York, New York.
Voting and Record Date
     As of April 7, 2006, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 2006 Annual Meeting, the Company had 68,650,470 shares of common stock, $.02 par value (“Common Stock”), outstanding and entitled to vote. Each holder of Common Stock at the close of business on April 7, 2006 will be entitled to one vote for each share held of record.
     The three director nominees receiving the most affirmative votes of the shares of Common Stock present or represented and entitled to vote at the meeting will be elected as directors. The affirmative vote of a majority of the votes cast is required to approve an amendment to the Company’s 1996 Incentive Stock Plan to increase the number of shares of Common Stock reserved for grants of awards from 9,650,000 to 12,650,000 and to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company.
     One-third of the total outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. An abstaining vote in the election of directors is not counted and therefore has no effect on the election; however, an abstaining vote on all other proposals will have the same effect as a negative vote on the proposal. A broker non-vote on any proposal, including the election of directors, will not be included in the tabulation of the voting results and therefore does not affect the outcome of the vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item.
Solicitation of Proxies
     Any stockholder giving a proxy for the 2006 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 2006 Annual Meeting, or by voting in person at the 2006 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 for receipt by American Stock Transfer & Trust Company no later than two business days prior to the 2006 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2006 Annual Meeting.
     All shares of Common Stock represented by proxies will be voted at the 2006 Annual Meeting, and any adjournment(s) thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted:
•	to elect the nominees listed under “ELECTION OF DIRECTORS,”

•	to approve an amendment to the Company’s 1996 Incentive Stock Plan to increase the number of shares of Common Stock reserved for grants of awards from 9,650,000 to 12,650,000,

•	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm, and

•	in the discretion of the holders of the proxies, on all other matters properly brought before the 2006 Annual Meeting and any adjournment(s) thereof.
     Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Listed in the following table are the beneficial owners known to the Company as of March 3, 2006, of more than 5% of the outstanding Common Stock. In addition, this table includes the number of shares of Common Stock beneficially owned by each director and each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Percent Outstanding includes shares currently owned and shares subject to stock options exercisable within 60 days of March 3, 2006.

	Amount and Nature of Beneficial Ownership
	Currently		Acquirable	Percent
Name of Beneficial Owner	Owned (1)		Within 60 Days	Outstanding
Ramon D. Ardizzone	10,895		110,000	*
Clarke H. Bailey	304,842	(2)	726,675	1.5%
Donald S. Bates	12,468	(3)	90,000	*
Cliff O. Bickell	994		20,000	*
Peter W. Gilson	60,122		90,000	*
John J. Hurley	178,220		60,000	*
Horace H. Sibley	34,922		90,000	*
Howard W. Speaks, Jr.	15,122		50,000	*
Debra L. Ziola	74,024		224,000	*
Bruce M. Bales	27,136		100,000	*
James Caparro	—		—	*
Thomas Costabile	—		—	*
All directors and executive officers as a group (15 persons)	718,745		1,560,675	3.3%
State of Wisconsin Investment Board (4)	5,878,400		—	8.6%
Dimensional Fund Advisors, Inc. (5)	3,782,345		—	5.6%

*	Less than 1%.

(1)	In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2)	Includes 700 shares held by Mr. Bailey’s son.

(3)	Includes 1,039 shares held by Mr. Bates’ spouse.

(4)	The address of State of Wisconsin Investment Board (“SWIB”) is P.O. Box 7842, Madison, Wisconsin 53707. This information is provided as of December 31, 2005 and is based on a Schedule 13G filed by SWIB.

(5)	The address of Dimensional Fund Advisors, Inc. (“DFA”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is provided as of December 31, 2005 and is based on a Schedule 13G filed by DFA. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which DFA acts as an investment advisor or manager. DFA disclaims beneficial ownership of all such shares.
EXECUTIVE OFFICERS OF THE REGISTRANT
Clarke H. Bailey; age 51; Director of the Company since December 1990; Chief Executive Officer of the Company since October 2003; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Chairman and Chief Executive Officer of ShipXact.com, Inc. from January 1999 to March 2002; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; and Co-Chairman of Highgate Capital L.L.C. from February 1995 to March 2002
Ramon D. Ardizzone; age 68; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; and Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994
Debra L. Ziola; age 51; Executive Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary of the Company since June 2001; various finance and operations management positions with the Company since 1996; Controller with Glenayre Manufacturing Ltd. from 1994 to 1996; Corporate Controller for Mr. Jax Fashions Inc. from 1989 to 1994; various audit positions with Deloitte & Touche from 1984 to 1989
Matthew K. Behrent; age 35; Senior Vice President & Chief Acquisitions Officer of the Company since July 2005; Vice President at Revolution Partners from March 2004 until June 2006; Associate at Credit Suisse First Boston from June 2000 until January 2003; Associate at Cleary Gottlieb Steen & Hamilton from June 1998 until May 2000
Bruce M. Bales; age 47; President of Glenayre Messaging since April 2004; Vice President, Strategic Alliance WorldGroup from August 2003 to April 2004; Senior Director, Lucent Technologies Octel Messaging Division January 1998 to February 2003; General Manager, Lucent Technologies Enterprise Voice Processing Systems Division from March 1997 to January 1998; Director/Department Head, Global Business Communications Systems, AT&T from November 1995 to March 1997; Technical Manager, AT&T Bell Laboratories from May 1994 to November 1995
James Caparro; age 54; President and Chief Executive Officer of Entertainment Distribution Company (“EDC”) since May 2005; President and Chief Executive Officer of Atari, Inc. from December 2004 to June 2005; Chairman and Chief Executive Officer of Warner Elektra Atlantic from September 2002 through July 2003; Chairman and Chief Executive Officer of Universal Music’s The Island Def Jam Music Group from 1998 through 2001; Chief Executive Officer of PolyGram divisions Group Distribution, PolyMedia, Video, Merchandising, Diversified Entertainment, New Media and Business Development from 1988 to 1998

Thomas Costabile; age 52; Executive Vice President and Chief Operating Officer of EDC since May 2005; President of Warner Elektra Atlantic Manufacturing from 2002 to 2004; Senior Vice President of Operations for Sony Music from 1994 to 2002
Roger J. Morgan; age 41; Executive Vice President International Operations of EDC since June 2005; Head of Operations Universal Manufacturing & Logistics International from January 2005 to May 2005; Chief Financial Officer of Universal Manufacturing & Logistics International from July 1999 to December 2004
John V. Madison; age 57; Executive Vice President, Business Development, Sales & Marketing of EDC since December 2005; Executive Vice President for WEA Corp., Warner Music Group’s U.S. sales and distribution company, from 2001 to 2005; Senior Vice President AM/FM Broadcasting from 1996 to 2000
ELECTION OF DIRECTORS
     The total number of directors on the Company’s Board of Directors is eight. Pursuant to the Company’s Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2006 Annual Meeting, three Class I Directors are to be elected. As proposed and recommended by the Governance and Nominating Committee, the Board of Directors has nominated Clarke H. Bailey, Donald S. Bates and Peter W. Gilson, each of whom is currently serving as a director of the Company, for election as Class I Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2009, and until their respective successors shall have been elected and qualified.
     The Board of Directors recommends a vote FOR all of the nominees. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2006 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.
     Biographical information follows for each person nominated and each person whose term as a director will continue after the 2006 Annual Meeting. The information concerning the directors and nominees has been furnished by them to the Company.
Nominees for Election as Class I Directors until the 2009 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships
Clarke H. Bailey	51	Director of the Company since December 1990; Chief Executive Officer of the Company since October 2003; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Chairman and Chief Executive Officer of ShipXact.com, Inc. from January 1999 to March 2002; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; Co-Chairman of Highgate Capital L.L.C. from February 1995 to March 2002; Director of Iron Mountain Incorporated; Director of Tengasco, Inc.; Director of ACT Teleconferencing, Inc.

Name	Age	Positions with Company, Business Experience and Other Directorships
Donald S. Bates	77	Director of the Company since January 1997; Private consultant in the electronics and telecommunications industry since 1988; employed by General Electric Company from 1951 to 1981 holding various managerial positions in electronics, communications and computing services, retiring as Senior Vice President and Group Executive

Peter W. Gilson	66	Director of the Company since March 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. from May 1998 to August 2002; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1998 to May 2002. President, Chief Executive Officer and Director of Physician Support Systems, Inc. from 1991 to December 1997; non-executive Chairman of the Board of Directors of SWWT, Inc.
Directors Continuing in Office as Class II Directors until the 2007 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships
John J. Hurley	71	Director of the Company since November 1992; Private investor since June 1996; Vice Chairman of the Company from December 1994 to June 1996; President of the Company from November 1992 to December 1994; Chief Operating Officer of the Company from November 1992 to March 1994; and Chief Executive Officer of the Company from March 1994 to May 1994

Horace H. Sibley	66	Director of the Company since August 1997; Partner with the law firm of King and Spalding from 1973 to December 2001

Howard W. Speaks, Jr.	58	Director of the Company since May 2001; Chief Executive Officer of Rosum Corp, a maker of global positioning system products, since August 2003; President and Chief Operating Officer of Kyocera Wireless Corp., a developer and manufacturer of wireless phones and accessories, from August 2001 to August 2003; President and Chief Executive Officer of Triton Network Systems, Inc., a wireless communications equipment company, from September 1999 to August 2001; Executive Vice President and General Manager, Network Operators Group of Ericsson, Inc. from January 1999 to September 1999; Executive Vice President and General Manager, Wireless Division of Ericsson, Inc. from January 1998 to December 1999; Vice President, Western Region of Ericsson, Inc. from 1995 to 1997

Directors Continuing in Office as Class III Directors until the 2008 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships
Ramon D. Ardizzone	68	Director of the Company since November 1992; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994

Cliff O. Bickell	63	Director of the Company since October 2004; President, Scientific Games, Inc. Printed Products Division since September 2000; Vice President, Chief Financial Officer and Treasurer of Scientific Games, Inc. from January 1995 to August 2000; Vice President, Chief Financial Officer, and Treasurer of Paragon Trade Brands, Inc. from May 1992 to January 1995
COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met ten times during 2005. The Board of Directors operates under the terms of a charter, a copy of which is available on the Company’s website at www.glenayre.com. The full Board of Directors has determined that the following directors are independent under the standards set forth in the Board of Directors Charter and the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”): Donald S. Bates, Cliff O. Bickell, Peter W. Gilson, John J. Hurley, Horace H. Sibley and Howard W. Speaks. The independent directors met in executive session four times during 2005.
     The Board of Directors has standing Executive, Audit, Governance and Nominating and Compensation and Plan Administration Committees. Each of these committees operates under the terms of a charter, a copy of which is available on the Company’s website at www.glenayre.com. The functions and membership of each committee of the Board of Directors are set forth below.
     Each member of the current Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during 2005.
Executive Committee
     Ramon D. Ardizzone, Clarke H. Bailey, Donald S. Bates and Howard W. Speaks currently serve on the Executive Committee. The Executive Committee met six times during 2005. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

Audit Committee
     Cliff O. Bickell, John J. Hurley and Horace H. Sibley currently serve on the Audit Committee. The Audit Committee met ten times during 2005. All of the members of the Audit Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Board of Directors has determined that Mr. Hurley is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission.
     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders and on the Company’s processes and procedures for the management of business and financial risks. The function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community in monitoring:
•	the accounting and reporting practices of the Company,

•	the Company’s compliance with legal and regulatory requirements related to financial reporting,

•	the qualifications and independence of the Company’s independent registered public accounting firm,

•	the performance of the Company’s internal audit function and independent registered public accounting firm, and

•	the quality and integrity of the financial reports of the Company.
     A full description of the Audit Committee’s primary responsibilities, operating principles, and relationship with the internal auditor and the independent registered public accounting firm is contained in the Audit Committee Charter, a copy of which is available on the Company’s website at www.glenayre.com and is attached as Appendix A to this Proxy Statement.
Governance and Nominating Committee
     Peter W. Gilson, John J. Hurley and Horace H. Sibley currently serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Governance and Nominating Committee met five times during 2005. The Governance and Nominating Committee’s functions include assisting the Board of Directors in ensuring that it is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company by developing and implementing policies and processes regarding corporate governance matters, by assessing Board of Directors membership needs, and by proposing director candidates to the Board of Directors. The Governance and Nominating Committee is also responsible for reviewing and recommending action to the Board of Directors concerning related party transactions or relationships involving a possible conflict of interest between the Company and either a director or a senior executive officer.
     In identifying potential director candidates, the Governance and Nominating Committee seeks input from other members of the Board of Directors and executive officers and also considers recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Governance and Nominating Committee. The Governance and Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the Annual Meeting of Stockholders, so long as such recommendations are submitted in accordance with the procedures described below.

     The Governance and Nominating Committee has not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Governance and Nominating Committee considers the following factors, in addition to any other factors that it deems appropriate:
•	whether the candidate is of the highest ethical character and shares the values of the Company,

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company,

•	whether the candidate’s characteristics, experiences, perspectives and skills would benefit the Board of Directors given the current composition of the Board of Directors,

•	whether the candidate is “independent” as defined by Nasdaq listing standards and other applicable laws, rules or regulations regarding independence,

•	whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in Nasdaq listing standards or any other applicable laws, rules or regulations,

•	whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or violate any applicable Nasdaq listing standard or other applicable law, rule or regulation,

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other public companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director, and

•	if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.
     Qualified candidates are selected for recommendation to the Board by a majority of the Governance and Nominating Committee. The Board of Directors, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for filling vacancies and selecting nominees for election as directors at the Annual Meeting of Stockholders, with the primary emphasis on the guidelines set forth above.
     Stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee may do so by mailing a written recommendation to Chairman, Governance and Nominating Committee, c/o Secretary, Glenayre Technologies, Inc., 11360 Lakefield Drive, Duluth, Georgia 30097. Such recommendation must include the following information:
•	the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate,

•	the class and number of shares of stock of the Company that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation,

•	full biographical information concerning the director candidate, including a statement about the director’s qualifications,

•	all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission,

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made, and

•	a written consent of the candidate (1) to be named in the Company’s proxy statement and stand for election if nominated by the Board of Directors and (2) to serve if elected by the stockholders.
     Recommendations by stockholders for director candidates to be considered by the Governance and Nominating Committee must be submitted not later than the 120th calendar day before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement.
     The By-Laws of the Company also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted to the Secretary of the Company in accordance with the procedures specified in Section IX of Article II of the Company’s By-Laws as described under “PROPOSALS OF STOCKHOLDERS” below. The Company’s By-Laws require the presiding officer of the Annual Meeting of Stockholders to refuse to acknowledge the nomination of any person that is not submitted in compliance with such procedures.
Compensation and Plan Administration Committee
     Donald S. Bates, Peter W. Gilson and Howard W. Speaks currently serve on the Compensation and Plan Administration Committee. All of the members of the Compensation and Plan Administration Committee are independent directors within the meaning of applicable Nasdaq listing standards. The Compensation and Plan Administration Committee met nine times during 2005. The function of the Compensation and Plan Administration Committee is to develop and review all compensation philosophies and practices and to review and approve all bonus and incentive programs, as well as all compensation and benefits for executive officers. The Compensation and Plan Administration Committee is also responsible for reviewing, overseeing and making recommendations to the Board of Directors on the Company’s incentive stock plans, employee stock purchase plan and 401(k) plan and for reviewing and recommending to the Board of Directors compensation and benefits for the Board of Directors.
CODE OF ETHICS
     The Company has adopted a Code of Ethics (the “Code of Ethics”) which applies to all directors, officers and employees. A copy of the Code of Ethics is available on the Company’s website at www.glenayre.com. The Company intends to make any disclosures regarding amendments to, or waivers from, the Code of Ethics required under Form 8-K by posting such information on the Company’s website (www.glenayre.com).
COMPENSATION
Compensation of Directors
     Non-officer directors receive the following compensation:
•	an annual fee of $20,000 plus $1,500 for attendance in-person, and $500 for attendance via telephonic conference call, at each Board of Directors meeting,

•	an annual fee of $4,000 for Executive Committee participation,

•	an annual fee of $8,000 for Audit Committee participation,

•	an annual fee of $5,000 for Compensation and Plan Administration Committee participation,

•	an annual fee of $3,000 for Governance and Nominating Committee participation,

•	an annual fee of $8,000 for each committee chair participation except the Compensation and Plan Administration Committee and Governance and Nominating Committee chair positions which receive $5,000 and $3,000, respectively,

•	an annual fee of $4,000 for service as the lead independent director,

•	automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter, and

•	in connection with each Annual Meeting of Stockholders, a number of restricted stock units equal to $18,000 divided by the fair market value of the Common Stock on the last trading day immediately preceding such Annual Meeting.
No fees were paid to employee directors in 2005 in addition to their regular compensation. Annual fees are paid ratably on a quarterly basis. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors.

Executive Compensation
Summary Compensation Table

							Long Term
		Annual Compensation					Compensation
							Number of
							Securities
					Other Annual		Underlying	All Other
Name and Principal		Salary			Compensation		Options	Compensation
Position	Year	($)	Bonus ($)		($)		Granted (#)	($)
Clarke H. Bailey	2005	512,654	426,567		35,000	(1)	—	9,791	(2)
Chairman and Chief	2004	363,474	—		6,300	(3)	500,000	9,010	(4)
Executive Officer	2003	231,735	—		—		—	7,179	(5)

Debra L. Ziola	2005	253,198	193,785		100,138	(6)	150,000	9,632	(2)
Executive Vice President,	2004	216,000	50,000		8,400	(3)	50,000	20,055	(7)
Chief Financial Officer and	2003	208,000	75,000		8,400	(3)	50,000	12,690	(8)
Chief Accounting Officer

James Caparro (9)	2005	429,820	505,631	(10)	26,408	(11)	—	817	(12)
President and Chief Executive Officer of EDC

Thomas Costabile (13)	2005	260,582	374,379	(14)	25,500	(15)	—	99,913	(16)
Executive Vice President and Chief Operating Officer of EDC

Bruce M. Bales (17)	2005	241,327	170,129		10,742	(18)	50,000	9,180	(2)
President of Glenayre	2004	154,904	—		151,832	(19)	200,000	5,691	(20)
Messaging

(1)	Represents a car allowance of $15,000 and social club fees of $20,000.

(2)	Includes a matching contribution to a defined contribution plan of $8,400 and life insurance premiums paid by the Company.

(3)	Represents a car allowance.

(4)	Includes a matching contribution to a defined contribution plan of $8,200 and life insurance premiums paid by the Company.

(5)	Includes a matching contribution to a defined contribution plan of $3,277 and life insurance premiums paid by the Company.

(6)	Includes a car allowance of $8,400 and $91,738 of relocation expenses.

(7)	Includes a matching contribution to a defined contribution plan of $8,200, a vacation balance cash-out of $11,196 and life insurance premiums paid by the Company.

(8)	Includes a matching contribution to a defined contribution plan of $7,235, a vacation balance cash-out of $4,796 and life insurance premiums paid by the Company.

(9)	Mr. Caparro was first appointed as an executive officer in 2005.

(10)	Includes a $215,000 signing bonus.

(11)	Includes a car allowance of $10,200, social club fees of $11,208 and $5,000 of reimbursed legal expenses.

(12)	Represents life insurance premiums paid by the Company. Additionally, pursuant to his employment agreement, in 2005 Mr. Caparro was granted profits interests in EDC that entitle Mr. Caparro to up to ten percent of EDC’s profits, after the Company has received a return of its equity capital contribution to EDC and certain internal rate of return hurdles and other conditions have been met.

(13)	Mr. Costabile was first appointed as an executive officer in 2005.

(14)	Includes a $200,000 signing bonus.

(15)	Includes a car allowance of $10,500, social club fees of $10,000 and $5,000 of reimbursed legal expenses.

(16)	Represents consulting fees and life insurance premiums paid by the Company. Additionally, pursuant to his employment agreement, in 2005 Mr. Costabile was granted profits interests in EDC that entitle Mr. Costabile to up to five percent of EDC’s profits, after the Company has received a return of its equity capital contribution to EDC and certain internal rate of return hurdles and other conditions have been met.

(17)	Mr. Bales was first appointed as an executive officer in 2004.

(18)	Includes a car allowance of $8,400 and $2,342 of relocation expenses.

(19)	Includes $146,138 of relocation expenses.

(20)	Includes a matching contribution to a defined contribution plan of $5,192 and life insurance premiums paid by the Company.
Option Grants in 2005

	Individual Grants
					Potential Realizable Value
					at Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Securities	Options	Exercise		Appreciation for Original
	Underlying	Granted to	or Base	Original	Option Term of Ten Years
	Options	Employees	Price	Expiration	($)
Name	Granted (1)	in 2005	($/Share)	Date	5%	10%
Clarke H. Bailey	— (2)	—	—	—	—	—
Debra L. Ziola	100,000 (3)	7.0%	3.11	06/01/15	195,586	495,654
Debra L. Ziola	50,000 (3)	3.5%	3.29	06/07/15	103,453	262,171
James Caparro	—	—	—	—	—	—
Thomas Costabile	—	—	—	—	—	—
Bruce M. Bales	50,000 (3)	3.5%	2.72	05/17/15	85,530	216,749

(1)	Vesting may be accelerated in certain events relating to a change in control of the Company. Additionally, under the terms of the Executive Severance Benefit Agreements between the Company and each of Ms. Ziola and Mr. Bales, vesting of options may be accelerated due to the termination of employment under certain circumstances. (See “EMPLOYMENT AGREEMENTS” below).

(2)	Mr. Bailey did not receive any option grants in 2005. However, in May 2005, the Board of Directors approved the grant of future options to Mr. Bailey as follows: upon the closing of one or more future acquisitions, Mr. Bailey would receive 10,000 options per each $10 million of transaction value capped at a maximum of 225,000 options.

(3)	These options are subject to a three-year vesting schedule, with one-third vesting on each of the first, second and third anniversaries of the grant date.

Aggregated Option Exercises in 2005
and 2005 Year-End Option Values

Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at		Money Options at
			December 31, 2005 (#)		December 31, 2005 ($) (1)
	Shares	Value
	Acquired On	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Clarke H. Bailey	750,200	1,441,554	726,675	—	558,505	—
Debra L. Ziola	—	—	224,000	199,000	306,901	54,999
James Caparro	—	—	—	—	—	—
Thomas Costabile	—	—	—	—	—	—
Bruce M. Bales	—	—	66,668	183,333	62,668	151,832

(1)	Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 2005 and the exercise price of the options.
Employment Agreements
     Caparro Employment Agreement. Glenayre Electronics, Inc. (“GEI”) is party to an employment agreement with Mr. Caparro (the “Caparro Agreement”), dated May 9, 2005 that specifies the terms under which Mr. Caparro serves as President and Chief Executive Officer of EDC. Under the terms of the employment agreement, Mr. Caparro will serve as a member of the Board of Directors of EDC so long as he is employed by GEI to provide services to EDC in the same or a higher executive position and will serve as a member of EDC’s Executive Committee.
     Mr. Caparro’s annual base salary is $750,000. He is also eligible to participate in the Executive Bonus Plan for EDC pursuant to which Mr. Caparro may earn a bonus of up to 100% of his base salary if EDC performs at 100% of the target established by EDC’s Board. Pursuant to the Caparro Employment Agreement Mr. Caparro was paid a $215,000 signing bonus, the after-tax proceeds of which he used to purchase Class B Units of EDC. In addition, under the Caparro Agreement Mr. Caparro was required to invest an additional $300,000 to purchase Class B Units of EDC.
     Under the Caparro Agreement, Mr. Caparro received Profits Interests, allocated among Tier One, Tier Two and Tier Three, as more fully described in EDC’s Limited Liability Company Agreement, that represent one-third of EDC’s total Profits Interests. These Profits Interests vest as follows: one-third vested on May 9, 2005, one-third will vest on May 9, 2006 and the final one-third will vest on May 9, 2007; provided that the Profits Interests vest in full upon (1) a Change of Control of EDC (as defined in the Caparro Agreement), (2) Mr. Caparro’s death or disability or (3) termination by GEI without Cause or by Mr. Caparro for Good Reason (as such terms are defined in the Caparro Agreement).
     The Caparro Agreement also contains non-competition and non-solicitation provisions which prohibit him for a period of two years from the termination of his employment from engaging in the CD and DVD manufacturing and physical distribution businesses, soliciting or accepting any EDC customer for purposes of marketing, selling or providing the kinds of products and services provided to customers by EDC, or inducing or attempting to induce any employee of EDC or its affiliates to terminate his or her employment with EDC or its affiliates, among other related prohibitions.
     The Caparro Agreement specifies an initial four-year term of employment. If prior to the end of the term, Mr. Caparro’s employment is terminated by GEI without Cause or by Mr. Caparro for Good Reason (as such terms are defined in the Caparro Agreement), Mr. Caparro is entitled to: (1) a severance amount equal to twice his base salary at the time of termination plus the amount of his bonus under the Executive Bonus Plan for the prior fiscal year, payable in 24 equal monthly installments, and (2) continued medical benefits for a period of 12 months following termination.
     Costabile Employment Agreement. GEI is party to an employment agreement with Mr. Costabile (the “Costabile Agreement”), dated May 9, 2005 that specifies the terms under which Mr. Costabile serves as Executive Vice President and Chief Operating Officer of EDC. Under the terms of the employment agreement, Mr. Costabile will serve as a member of the Board of Directors of EDC so long as he is employed by GEI to provide services to EDC in the same or a higher executive position and will serve as a member of EDC’s Executive Committee.
     Mr. Costabile’s annual base salary is $450,000. He is also eligible to participate in the Executive Bonus Plan for EDC pursuant to which Mr. Costabile may earn a bonus of up to 100% of his base salary if EDC performs at 100% of the target established by EDC’s Board. Pursuant to the Costabile Employment Agreement Mr. Costabile was paid a $200,000 signing bonus, the after-tax proceeds of which he used to purchase Class B Units of EDC. In addition, under the Costabile Agreement Mr. Costabile was required to invest an additional $200,000 to purchase Class B Units of EDC.
     Under the Costabile Agreement, Mr. Costabile received Profits Interests, allocated among Tier One, Tier Two and Tier Three, as more fully described in EDC’s Limited Liability Company Agreement, that represent one-sixth of EDC’s total Profits Interests. These Profits Interests vest as follows: one-third vested on May 31, 2005, one-third will vest on May 31, 2006 and the final one-third will vest on May 31, 2007; provided that the Profits Interests vest in full upon (1) a Change of Control of EDC (as defined in the Costabile Agreement), (2) Mr. Costabile’s death or disability or (3) termination by GEI without Cause or by Mr. Costabile for Good Reason (as such terms are defined in the Costabile Agreement).
     The Costabile Agreement also contains non-competition and non-solicitation provisions which prohibit him for a period of two years from the termination of his employment from engaging in the CD and DVD manufacturing and physical distribution businesses, soliciting or accepting any EDC customer for purposes of marketing, selling or providing the kinds of products and services provided to customers by EDC, or inducing or attempting to induce any employee of EDC or its affiliates to terminate his or her employment with EDC or its affiliates, among other related prohibitions.
     The Costabile Agreement specifies an initial four-year term of employment. If prior to the end of the term, Mr. Costabile’s employment is terminated by GEI without Cause or by Mr. Costabile for Good Reason (as such terms are defined in the Costabile Agreement), Mr. Costabile is entitled to: (1) a severance amount equal to twice his base salary at the time of termination plus the amount of his bonus under the Executive Bonus Plan for the prior fiscal year, payable in 24 equal monthly installments, and (2) continued medical benefits for a period of 12 months following termination.
     Executive Severance Benefit Agreements. The Company is party to an agreement with Ms. Ziola (the “Ziola Agreement”), dated August 1, 2001 that entitles Ms. Ziola to certain benefits if a “Change in Control” occurs and if Ms. Ziola’s employment is terminated within three years after the “Change in Control” for any reason other than for Ms. Ziola’s (1) death, (2) disability, (3) retirement, (4) termination for “Cause” as defined in the Ziola Agreement or (5) voluntary termination other than for “Good Reason” as defined in the Ziola Agreement.
     In the event of such termination, the Company is required to pay Ms. Ziola a lump sum equal to (1) 250% of the greater of the base salary in effect on such termination date or in effect on the date immediately preceding the “Change in Control” date and (2) a pro rata share of any bonus in which Ms. Ziola participates for the fiscal year in which such termination occurs. Additionally, if Ms. Ziola’s employment is terminated for any reason other than “Cause” following a “Change in Control” as defined in the Ziola Agreement (1) all options held by Ms. Ziola to purchase the Company’s Common Stock at the termination date shall become fully vested and (2) all options shall become immediately exercisable and shall remain exercisable for a period of 12 months following the termination of employment.
     The Company is also party to an Executive Severance Benefit Agreement with Mr. Bales dated April 28, 2004 which is identical in all material respects to the Ziola Agreement.
     Additionally, under the terms of his employment offer letter from the Company dated April 27, 2004, Mr. Bales is entitled to be reimbursed for relocation costs in connection with moving back to Livermore, California if within 24 months of his hire date the terms of his employment are changed significantly as a result of circumstances outside his direct control but he is not entitled to severance benefits under his Executive Severance Benefit Agreement.
Compensation Committee Interlocks and Insider Participation
     Mr. Bates, Mr. Gilson, and Mr. Speaks currently serve on the Compensation and Plan Administration Committee. None of such persons has ever been an officer or employee of the Company. During 2005, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which a member of the Board of Directors of the Company was an executive officer. During 2005, no director or member of the compensation committee served as an executive officer of any other entity of which an executive officer of the Company served as a member the board of directors or compensation committee.
Report of the Compensation and Plan Administration Committees on Executive Compensation
     The Compensation and Plan Administration Committee is responsible for developing and reviewing all compensation philosophies and practices to ensure that the programs are sufficient to attract and retain a talented senior management team and Board of Directors. The Compensation and Plan Administration Committee reviews and approves all bonus and incentive programs, as well as all compensation and benefits for executive officers and reviews, oversees and makes recommendations to the Board of Directors on the Company’s 1996 Incentive Stock Plan (the “1996 Plan”), Employee Stock Purchase Plan, 401(k) Profit Sharing Plan, and any other compensation, bonus, stock equity, or other plans assigned to it by the Board of Directors. The Company’s compensation philosophy and executive compensation programs are discussed in this report.
     Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stockholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock, the award of options to purchase Common Stock or, in the case of executive officers of EDC, the purchase of EDC membership interests or the award of EDC profits interests.
     The Company’s Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size, industry type and complexity in order to attract, retain and motivate talented individuals.
     Executive Compensation Program. The Company’s compensation program consists of base salary, annual incentive bonus, retention bonus or signing bonus (paid in cash), and long-term incentives, generally in the form of options to purchase Common Stock or profits interests in EDC.
     Base Salary. The Compensation and Plan Administration Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, the Compensation and Plan Administration Committee considers relative levels of responsibility, individual, Company and division performance and data available with respect to compensation paid by other companies of comparable size, industry type and complexity.
     Annual Incentive Compensation. During 2005, executive officers participated in cash bonus programs. The goal of these programs is to motivate and provide incentive to the key employees of the Company to maximize profits. The principal cash bonus programs for 2005 provided for funding based on division earnings meeting certain levels and cash awards to executive officers based on the individual’s performance. All executive officers participated in cash bonus programs in 2005, other than Mr. Behrent, and received cash bonuses.
     Long-Term Incentives. In May 1996, the Company established the 1996 Plan to provide for various types of equity-related awards to (1) promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance, and (2) provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.
     Under the 1996 Plan, the Compensation and Plan Administration Committee has the discretion to determine who will be given awards in any year, the types of awards to be made (such as stock options, stock appreciation rights, restricted stock or other awards) and the number of shares of Common Stock to be covered by a particular award. In determining whether to make an award to a particular executive officer and the size of such award, the Compensation and Plan Administration Committee considers the executive officer’s level of responsibility within the Company, prior awards made to the executive officer, individual and Company performance and the amount of the executive officer’s other compensation components. During 2005 executive officers received option grants under the 1996 Plan.
     In connection with the formation of EDC in May 2005 and pursuant to their employment agreements, James Caparro and Thomas Costabile were granted profits interests in EDC that will entitle them, subject to vesting requirements, to up to 10% and 5%, respectively, of EDC’s profits, after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other conditions have been met. See “EMPLOYMENT AGREEMENTS” above. Additionally, in connection with the formation of EDC, profits interests that will entitle grantees to up to 5% of EDC’s profits were set aside for future grants.
     Section 162 (m). Section 162(m) of the Internal Revenue Code of 1986 provides that compensation paid to a company’s chief executive officer or any of the four other highest paid executive officers employed by the company at year-end will not be deductible by the company for federal income tax purposes to the extent such compensation exceeds $1.0 million. Section 162(m) exempts from this limitation certain “performance-based compensation.” Base salary and bonuses paid to the named Executive Officers have historically been under $1.0 million and compensation from the exercise of stock options under the Company’s stock option plans qualified as exempt “performance-based compensation.”
     Chief Executive Officer Compensation. Mr. Bailey is being paid a salary at the annual rate of $650,000 for serving as Chairman and Chief Executive Officer and earned a 2005 cash bonus of $425,567. Mr. Bailey did not receive any option grants in 2005. However, in May 2005, the Board of Directors approved the grant of future options to Mr. Bailey as follows: upon the closing of one or more future acquisitions, Mr. Bailey would receive 10,000 options per each $10 million of transaction value capped at a maximum of 225,000 options. In determining Mr. Bailey’s 2005 compensation the Compensation and Plan Administration Committee considered Mr. Bailey’s value and contributions to the Company and compensation levels for chief executive officers of other companies of comparable size and complexity in the Company’s industries. Mr. Bailey’s 2005 bonus was based on the performance of both of the Company’s divisions. Since EDC was not formed until May 31, 2005, 100% of his bonus was attributed to the performance of Messaging through that time period. Beginning on June 1 and through the end of the year,

80% of his bonus was based on the performance of EDC and 20% was based on the performance of Messaging.
     This report is submitted by the Compensation and Plan Administration Committee.
Compensation and Plan Administration Committee
Peter W. Gilson, Chairman
Donald S. Bates
Howard W. Speaks, Jr.
Performance Graph
     The following graph compares the cumulative total return on $100 invested on December 31, 2000 in each of the Company’s Common Stock, the Nasdaq U.S. Composite Index and the S&P 500 Movies & Entertainment Index at the end of each fiscal year through 2005. The returns are calculated assuming the reinvestment of dividends. The Company has not paid any cash dividends during the period covered by the graph below. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

Company/Index Name	2000	2001	2002	2003	2004	2005
Glenayre	100	46.16	32.28	76.18	61.73	92.04
Nasdaq U.S. Index	100	79.32	54.84	81.99	89.22	91.12
S&P 500 Movies & Entertainment	100	86.40	53.92	68.19	68.93	60.88
     In the performance graph presented in the proxy statement prepared in connection with the 2005 Annual Meeting, the Company compared the performance of its Common Stock to the Nasdaq Telecommunications Index. On May 31, 2005, the Company acquired Universal Music Group’s U.S. and Central European CD and DVD manufacturing and distribution operations. The Company believes that the S&P 500 Movies & Entertainment Index provides a better measure of the performance of the Company’s business because the Company’s CD and DVD manufacturing and distribution business now comprises a majority of its operations. For comparative purposes, cumulative total return on $100 invested on December 31, 2000 at the end of fiscal 2005 for the Nasdaq Telecommunications Index was $51.61.

AUDIT COMMITTEE REPORT
     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the financial reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.
     The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the independent registered public accounting firm’s written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
     In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for such year.
Audit Committee
John J. Hurley, Chairman
Horace H. Sibley
Cliff O. Bickell
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Company was not party to any reportable related party transactions in 2005.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.
     To the Company’s knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required, during 2005 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that Mr. Sibley and Mr. Speaks each filed one late Form 4 reporting one transaction and Mr. Madison filed a late Form 3.
AMENDMENT TO 1996 INCENTIVE STOCK PLAN
     The Company maintains the Glenayre 1996 Incentive Stock Plan. The 1996 Incentive Stock Plan is designed to promote the Company’s long-term growth and profitability by providing long-term, stock-based incentive compensation to the key people who contribute to this growth and profitability. The 1996 Incentive Stock Plan is also intended to enable the Company to attract, retain and reward persons who hold or will hold positions of substantial authority with the Company.
     Under the 1996 Incentive Stock Plan, 9,650,000 shares of Common Stock are currently reserved for grants of awards in connection with the grant of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units and performance shares to eligible participants. Participation under the 1996 Incentive Stock Plan is limited to key employees, other key persons and non-officer directors of the Company.
     In March 2006, the Board of Directors adopted an amendment to the 1996 Incentive Stock Plan (the “Amendment”) that would increase the number of shares of Common Stock available under the 1996 Incentive Stock Plan for the grant of stock options, SARs, restricted stock, restricted stock units and performance shares by 3,000,000 (approximately 4.4% of the outstanding Common Stock) from 9,650,000 to 12,650,000. The Amendment makes no changes to the 1996 Incentive Stock Plan other than the increase in the number of shares available for grants of awards. The following is a summary of the material terms of the 1996 Incentive Stock Plan as amended by the Amendment (the “1996 Plan”).
     Under the 1996 Plan, shares covered by awards will again be available for awards if and to the extent the award is cancelled, terminated, expires or lapses unless the termination is for a tandem SAR upon the exercise of the related option or a related option upon the exercise of the corresponding tandem SAR.
     The Amendment will be effective upon approval by the stockholders. If the Amendment is not approved by stockholders, the 1996 Plan will continue in effect without the additional number of available shares and under its current terms.
     The Board of Directors believes that the proposed increase in the number of shares available for issuance under the 1996 Plan is necessary in order for the Company to attract, motivate and retain key employees, other key persons and non-officer directors with the desired experience and ability and to further enhance their identity of interest with the interest of the Company’s stockholders. The Board of Directors also believes the availability of awards under the 1996 Plan is essential for the Company to compete with other companies offering similar plans in attracting and retaining experienced and qualified key employees in both management and non-management positions, other key persons and non-officer directors. The Company anticipates that the proposed increase in the number of shares available for issuance under the 1996 Plan will be awarded ratably over the next two to three years.
     The 1996 Plan is administered by the Compensation and Plan Administration Committee of the Board of Directors (the “Compensation Committee”). In addition to the general administration of the 1996 Plan, the Compensation Committee selects the key employees and other key persons to receive awards from time to time in such form and amounts as it determines and with such limitations, restrictions or conditions as it deems appropriate. Key employees and other key persons providing services to the Company or a subsidiary eligible to participate in the 1996 Plan are those employees who occupy managerial or other important positions who have or are expected to make important contributions to the business of the Company or a subsidiary, as determined by the Compensation Committee. Approximately 280 employees are expected to be eligible to participate in the 1996 Plan in 2006. Non-officer directors, who are currently only eligible to receive formula grants of nonqualified stock options and Restricted Stock Units, are those directors who are not employees of the Company or any subsidiary on the date of grant of an award. There are currently eight non-officer directors who are eligible to participate in the 1996 Plan.
     Awards of Stock Options and SARs. The 1996 Plan provides for the grant of options to purchase shares of Common Stock at option prices determined by the Compensation Committee as of the date of grant. For stock option awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code or as incentive stock options (described below), the option price must not be less than the fair market value of shares of Common Stock at the close of business on the date of grant. The fair market value of the Common Stock on March 31, 2006, was $5.25 per share. The 1996 Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Compensation Committee in its discretion shall determine, with a value equal to the difference between (1) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (2) the fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem SAR).
     Awards to key employees and key persons of options under the 1996 Plan, which may be either incentive stock options, which qualify for special tax treatment, or nonqualified stock options, are determined by the Compensation Committee. However, the 1996 Plan does not permit the grant of any incentive stock options after May 21, 2006. The terms and conditions of each such option and of any SAR are determined by the Compensation Committee at the time of grant. Options and SARs granted under the 1996 Plan must expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee’s death, disability or termination of employment.
     Awards of Restricted Stock and Performance Shares. The 1996 Plan provides for the issuance of shares of restricted stock and performance shares on such terms and conditions as determined from time to time by the Compensation Committee. The Compensation Committee may not grant awards of restricted stock or restricted stock units covering in the aggregate more than 550,000 shares of Common Stock. The award agreement with the participant set forth the terms of any such award, including the applicable restrictions, specified performance goals or any other conditions deemed appropriate by the Compensation Committee. The value of a performance share equals the fair market value of a share of Common Stock. Earned performance shares may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance shares as of the payment date. Common Stock used to pay earned performance shares may have additional restrictions as determined by the Compensation Committee. In addition, the Compensation Committee may cancel any earned performance shares and replace them with stock options determined by the Compensation Committee to be of equivalent value based on a conversion formula specified in the participant’s performance share award agreement. Earned but unpaid performance shares may have dividend equivalents rights as determined by the Compensation Committee and evidenced in the award agreement, but would not have voting rights.
     Award of Stock Options and Restricted Stock Units to Non-officer Directors. The 1996 Plan provides for the automatic grant of a nonqualified option to purchase 30,000 shares of Common Stock to each non-officer director upon becoming a non-officer director and on each third anniversary thereafter if he or she is then a non-officer director. The option price is equal to the fair market value of the Common Stock on the date of the grant. Options granted to a non-officer director are subject to a two-year vesting schedule with one-third vesting upon grant and the remainder vesting equally on each anniversary date of grant. Upon the termination of a non-officer director’s service on the Company’s board of directors for any reason, any unvested portion of an option is forfeited by the director. The options expire ten years from the date of grant. Upon the exercise of an option, or any portion thereof, the exercise price must be paid either in cash or by tendering shares of Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price, which is not paid in cash. In addition, non-officer directors are entitled to receive a number of restricted stock units equal to $18,000 (or such greater dollar amount as the Compensation Committee shall determine from time to time) divided by the fair market value of the Common Stock on the last trading day immediately preceding the Annual Meeting of the Stockholders. Such restricted stock units vest in equal amounts on each of the first, second and third anniversaries of the grant date. A non-officer director is entitled to receive one share of Common Stock for each restricted stock unit that becomes vested.
Equity Compensation Plan Information
     Because awards under the 1996 Plan are discretionary, awards are generally not determinable at this time. The following table presents information on the Corporation’s equity compensation plans at December 31, 2005:

December 31, 2005	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding securities
Plan	outstanding options,	outstanding options,	reflected
Category	warrants and rights	warrants and rights	in column (a))
Equity compensation plans approved by security holders:

Incentive Stock Plans	6,103,428	$3.28	1,118,373

Employee Stock Purchase Plan	Not Applicable (1)	Not Applicable (1)	719,914

Total:	6,103,428	$3.28	1,838,287

Equity compensation plans not approved by security holders:

None

Total:	6,103,428	$3.28	1,838,287

(1)	The Company maintains an Employee Stock Purchase Plan that permits full-time employees to have payroll deductions made to purchase shares of Common Stock during specified purchase periods. The purchase price is the lower of 85% of (1) the fair market value per share of Common Stock on the first business day of the purchase period or (2) the fair market value per share of Common Stock on the last business day of the purchase period. Consequently, the price at which shares will be purchased for the purchase period currently in effect and future purchase periods is not known.
     Code Section 162(m). Section 162(m) of the Code precludes a publicly held Company from claiming a compensation deduction for compensation in excess of $1.0 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer. This limitation does not apply, however, to qualified “performance-based compensation.” Stock options and SARs granted under the 1996 Plan that have an exercise price equal at least to fair market value at the date of grant should qualify as “performance-based compensation” under Section 162(m).
     In addition, the 1996 Plan authorizes the Compensation Committee to make awards of restricted stock or performance shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in qualified “performance-based compensation,” the Compensation Committee would establish the applicable performance conditions prior to or within 90 days after the start of the applicable performance period. The Compensation Committee may select from the following performance measures for this purpose: (1) earnings per common share (as determined in accordance with generally accepted accounting principles), (2) net income, (3) net sales, or (4) total stockholder return (measured by the percentage change in the value of an initial investment in shares of Common stock over a specified period assuming reinvestment of all dividends during the period). The performance conditions would be stated in the form of an objective, nondiscretionary formula, and the Compensation Committee would certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Compensation Committee in its discretion may adjust downward any such award. A participant may not receive an award covering in the aggregate more than 500,000 shares of Common Stock in a given calendar year.
     Change in Capitalization. The 1996 Plan provides that in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction such as any merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, any reorganization of the Company or any partial or complete liquidation of the Company, the Compensation Committee may adjust:
•	the number and class of shares which may be delivered under awards granted under the 1996 Plan,

•	the number, class or price of shares subject to outstanding awards granted under the 1996 Plan, and

•	the limitation on awards to a participant during a calendar year.
     The Compensation Committee may make such determinations in its discretion to prevent the dilution or enlargement of rights under the 1996 Plan.
     Change in Control. The 1996 Plan provides that in the event of a change in control of the Company, all options and SARs would become fully exercisable as of the date of the change in control and remain exercisable through their full term. Additionally, outstanding awards of restricted stock and performance shares would become immediately vested, and any applicable performance conditions would be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.
     Amendment and Termination of the 1996 Plan. The Board of Directors has the power to amend, modify or terminate the 1996 Plan on a prospective basis. Stockholder approval of certain amendments may be required by Section 162(m) or 422 of the Code or the Nasdaq rules.
     Federal Income Tax Treatment, Incentive Stock Options. Incentive stock options (“ISOs”) granted under the 1996 Plan will be subject to the applicable provisions of the Code, including Code Section 422. If shares of Common Stock of the Company are issued to an optionee upon the exercise an ISO, and if no “disqualifying disposition” of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (1) no income will be recognized by the optionee at the time of the grant of the ISO, (2) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (3) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss and (4) no deduction will be allowed to the Company for federal income tax purposes. If a “disqualifying disposition” of such shares is made, the optionee will realize taxable ordinary income at the time of such sale in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition”

will be taxable as capital gain to the holder (for which the Company will not be entitled to a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.
     Federal Income Tax Treatment, Nonqualified Stock Options. With respect to nonqualified stock options (“NQSOs”) granted to optionees under the 1996 Plan, (1) no income is realized by the optionee at the time the NQSO is granted, (2) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (3) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.
     Federal Income Tax Treatment, Restricted Stock. Upon becoming entitled to receive shares of restricted stock at the end of the applicable restricted period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.
     Federal Income Tax Treatment, Performance Shares and Restricted Stock Units. A participant who is awarded performance shares or a director who receives restricted stock units will not recognize income and the Company will not be allowed a deduction at the time the award is made. When a participant receives payment for performance shares or restricted stock units in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. However, if there is a substantial risk that any shares of Common Stock used to pay out earned performance shares will be forfeited (for example, because the Compensation Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. The Company can take the deduction at the time the income is recognized by the participant.
     Stockholder Approval. The Amendment is being submitted to the Company’s stockholders for approval so that:
•	options and SARs granted under the 1996 Plan qualify for the exclusion for performance-based compensation under Section 162(m) of the Code,

•	the Compensation Committee may grant other awards under the 1996 Plan that are intended to qualify for the exclusion, and

•	the Nasdaq rules will be satisfied.
     A vote in favor of approving the Amendment will be a vote approving all the material terms and conditions of the 1996 Plan for purposes of the performance-based exemption under Section 162(m) of the Code, including the performance measures, eligibility requirements and limits on various stock awards, in each case as described above.

     The Board of Directors recommends a vote FOR approval of the Amendment.
INDEPENDENT PUBLIC ACCOUNTANTS
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2006. This selection is being presented to the stockholders for their ratification at the 2006 Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the 2006 Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions.
Audit and Non-Audit Fees
     The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2005	2004
Audit Fees (1)	$1,654,767	$1,292,411
Audit-Related Fees (2)	262,323	2,500
Tax Fees (3)	30,459	84,807
All Other Fees	—	—

Total	$1,947,549	$1,379,718

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for full scope procedures regarding the Company’s German subsidiary for the Company’s consolidated audits. Amounts also include professional services rendered for the attestation of management’s report on internal control over financial reporting and the audit of the Company’s internal control over financial reporting.

(2)	Audit Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees principally included fees for services rendered in connection with statutory audit of subsidiaries, mergers and acquisition services, and other accounting advisory services.

(3)	Tax services provided by Ernst & Young LLP principally included review of and consultation regarding the Company’s federal, state and foreign tax returns and tax planning.
     The Audit Committee’s current practice is to pre-approve all audit services and all non-audit services to be provided to the Company by it’s independent registered public accounting firm.
     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2006. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants is not required by the Company’s By-Laws or otherwise. The Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.

PROPOSALS OF STOCKHOLDERS
     The Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board of Directors on matters relevant to the Company. As such, each of the Company’s directors is requested to attend in person the Annual Meeting of Stockholders. Seven members of the Company’s Board of Directors attended the 2005 Annual Meeting of Stockholders in person and one member of the Company’s Board of Directors attended the 2005 Annual Meeting of Stockholders via telephonic conference call.
     In addition, it is the policy of the Company that stockholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, Glenayre Technologies, Inc., 11360 Lakefield Drive, Duluth, Georgia 30097. All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include, without limitation, communications that:
•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

•	relate to routine or insignificant matters that do not warrant the attention of the Board,

•	are advertisements or other commercial solicitations, or

•	are frivolous or offensive or otherwise not appropriate for delivery to directors.
     To have a proposal intended to be presented at the Annual Meeting of Stockholders to be held in 2007 be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than December 13, 2006. In addition, the Company’s By-Laws provide that if a stockholder desires to submit a proposal for consideration at the 2007 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the By-Laws to the Secretary of the Company no later than March 24, 2007 or such proposal will be considered untimely. The Company’s By-Laws further provide that the presiding officer of an annual meeting shall refuse to acknowledge any untimely proposal or nomination. Additionally, under applicable SEC rules the persons named in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.
OTHER MATTERS
     The Board of Directors does not know of any matters to be presented at the 2006 Annual Meeting other than those set forth in the Notice of the 2006 Annual Meeting. However, if any other matters do come before the 2006 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

Appendix A
GLENAYRE TECHNOLOGIES, INC.
AUDIT COMMITTEE CHARTER
General Purpose
The Audit Committee (“Committee”) shall provide assistance to the Board of Directors of the Corporation in fulfilling their responsibility to stockholders, potential stockholders and the investment community in monitoring (a) the accounting and reporting practices of the Corporation, (b) the systems of internal accounting and financial controls, (c) the Corporation’s compliance with legal and regulatory requirements related to financial reporting, (d) the qualifications and independence of the Corporation’s independent auditor, (e) the performance of the Corporation’s internal audit function and independent auditor and (f) the quality and integrity of the financial reports of the Corporation.
1.	Major Committee Responsibilities.
1.1.	Providing an open avenue of communication between the independent auditor, Finance management, Internal Auditing, and the Board of Directors; reporting Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

1.2.	Having sole authority to appoint, approve the compensation of, evaluate and provide oversight of the independent auditor, subject only to stockholder ratification of the appointment.

1.3.	Pre-approving, by the Committee’s defined process, all audit and non-audit services provided by the independent auditor, confirming annually the independence of the independent auditor, reviewing quarterly the independent auditor’s non-audit services and related fees, and not engaging the independent auditors to perform specific non-audit services proscribed by law or regulation.

1.4.	Reviewing and approving the appointment or change in the Internal Auditor. The Internal Auditor means that person functioning in the most senior Internal Audit capacity.

1.5.	Inquiring of Finance management, the Internal Auditor and the independent auditor about significant risks or exposures to the Corporation and assessing the steps management has taken to minimize and manage such risks or exposures to the Corporation.

1.6.	Reviewing with the Internal Auditor, the independent auditor and Finance management the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed independent auditor of the Corporation.

1.7.	Considering and reviewing with the independent auditor and the Internal Auditor at least annually:
1.7.1	The adequacy of the Corporation’s internal controls including computerized information system controls and security.

1.7.2	Any related significant findings and recommendations of the independent auditor and internal audit together with management’s responses thereto.
1.8.	Reviewing with Finance management and the independent auditor at the completion of the annual audit:
1.8.1	The Corporation’s annual financial statements and related footnotes.

1.8.2	The independent auditor’s audit of the financial statements and its report thereon.

1.8.3	Any significant changes required in the independent auditor’s audit plan.

1.8.4	Any difficulties or disputes with management encountered during the course of the audit.

1.8.5	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.
1.9.	Considering and reviewing with Finance management and the Internal Auditor:
1.9.1	Significant findings during the year and management’s responses thereto.

1.9.2	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

1.9.3	Any changes required in planned scope of their audit plan.
1.10.	Overseeing the financial reporting process and reviewing the periodic reports of the Corporation with Finance management, the Internal Auditor and the independent auditor prior to filing of the reports with the Securities and Exchange Committee (“SEC”).

1.11.	Establishing procedures for the receipt, retention and treatment of comments and complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the anonymous submission by employees regarding questionable accounting matters.

1.12.	Participation by the Committee Chair in a meeting (in person or telephonic) among Finance management and the independent auditor prior to earnings release.

1.13.	Reviewing legal and regulatory matters that may have a material impact on the Corporation’s financial statements.

1.14.	In connection with each periodic report of the Corporation, reviewing:
1.14.1	Management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act.

1.14.2	The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.
1.15.	Providing a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent auditor.

1.16.	Reviewing with Finance management any significant changes to Generally Accepted Accounting Principles (“GAAP”) and/or other applicable financial policies and standards.

1.17.	Reviewing with Finance management and the independent auditor at least annually the Corporation’s critical accounting policies and practices, and all alternative treatments of financial information within GAAP that have been discussed with management.

1.18.	At least annually, obtaining and reviewing a report by the independent auditor describing:

1.18.1	The independent auditor’s internal quality control procedures.

1.18.2	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

1.18.3	All relationships between the independent auditor and the Corporation in order to assess the auditing firm’s independence.
1.19.	Meeting with the independent auditor in executive session to discuss any matters that the Committee or the independent auditor believes should be discussed privately with the Committee.

1.20.	Meeting with the Internal Auditor in executive session to discuss any matters that the Committee or the Internal Auditor believes should be discussed privately with the Committee.

1.21.	Meeting with Finance management in executive sessions to discuss any matters that the Committee or Finance management believes should be discussed privately with the Committee.

1.22.	Conducting or authorizing investigations into any matters within the Committee’s scope of responsibilities and in connection therewith, having full access to all books, records, facilities, and personnel of the Corporation, and retaining independent counsel, accountants or others to assist it in the conduct of any investigation.

1.25.	Performing such other functions as assigned by law, the Corporation’s Certificate of Incorporation or bylaws, or reasonably required by the Board of Directors.

1.26.	Reviewing the adequacy of this Charter and recommending any changes to the Board of Directors for approval.
2.	Committee Composition.
2.1.	Size of Committee. The Committee shall be composed of at least three Directors.

2.2.	Proportion of Independent Directors. All members of the Committee will be independent.

2.3.	Definition of Independence. The definition of “independence” for members of the Committee shall be the same as the definition of “independence” for Directors as contained in the Board of Directors Charter, provided that in addition to such requirements, for a Committee member to be “independent,” the Committee member must also satisfy the independence standards for audit committee members specified by the Marketplace Rules of the Nasdaq Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

2.4.	Term Limits. Committee members will serve for a term of one year or the unexpired portion of the term of the Committee member who resigned or was removed if that unexpired portion is less than one year. Committee membership will be reviewed and assigned based on the results of the annual Committee and Director evaluations. There is no limit on the number of terms that a Director may serve as a member of the Committee.
3.	Selection of Committee Members.
3.1.	Selection Criteria. In addition to the qualifications required of all Directors, the Committee collectively should have experience with or knowledge of accounting, auditing, business, and SEC requirements. At least one member will be a “financial expert” as defined by applicable SEC rules.

3.2.	Commitment. Committee members must be able to commit the requisite time for preparation and attendance at regularly scheduled Committee meetings, as well as be able to devote time and attention to other matters deemed necessary for good corporate governance. Each Committee member is expected to become familiar with the Committee’s responsibilities. Accordingly, each member should have: (a) knowledge of the primary industries in which the Corporation operates; (b) the ability to read and understand fundamental financial statements, including the balance sheet, income statement, statements of cash flow and key performance indicators; and (c) the ability to understand key business and financial risks and related controls and control processes.

3.3.	Independence. The independence (as defined in Section 2.3) of each individual considered for membership on the Committee shall be taken into account in order to satisfy Section 2.2.

3.4.	Appointment; Removal. All members of the Committee shall be appointed by the Board of Directors. The Committee Chair will be appointed by the Board of Directors. Any Committee member may be removed by action of the Board of Directors at any time for any reason.

3.5.	Resignations. Any member of the Committee may resign as a Committee member at any time. It is expected that the resigning member will resign in writing and will give appropriate notice to the Committee Chair of his or her intention to resign.
4.	Compensation.
4.1.	Compensation. The compensation for service on the Committee shall be determined by the Board of Directors.

4.2.	Expense Reimbursement. Committee members will be reimbursed for all reasonable expenses incurred while attending Committee meetings, training of the Committee or otherwise at the request of the Board of Directors.
5.	Committee Meeting Procedures.
5.1.	Frequency and Length of Meetings. The Committee will meet at least once each quarter. The length of the meetings will be determined by the agenda.

5.2.	Setting Agendas. The Committee Chair will establish the agenda for each Committee meeting. Any Committee member may suggest the addition of other items on the agenda.

5.3.	Attendance Expectations. All Committee members are expected to attend all the meetings of the Committee.

5.4.	Advanced Distribution of Committee Materials. Information that is important to the Committee’s understanding of the specific matters to be discussed at the Committee meeting should be distributed by the Committee Chair or management in writing to the Committee at least 48 hours the Committee meeting. This material should be concise, well-organized and supported by any background data necessary to place the information in context. Presentations on specific subjects to the Committee should be sent to Committee members in writing in advance so that Committee meeting time may be conserved and discussion time may be focused on questions that the Committee has about the material. For highly sensitive matters, the content may be discussed at the meeting without any prior written materials.

5.5.	Attendance by Non-Members. The Committee may, from time to time, invite other members of the Board of Directors, senior management or other employees of the Corporation into Committee meetings to provide additional insight into the matters being discussed because of personal involvement in or knowledge about these matters.

5.6.	Quorum. At all Committee meetings, a majority of the total number of the Committee’s members shall constitute a quorum for the transaction of business.

5.7.	Minutes. The Committee Chair will designate someone to record the minutes of each Committee meeting. All minutes shall be filed with the Corporation’s records and maintained in the same manner as the minutes of the meetings of the Board of Directors.
6.	Committee Action Without a Meeting.
6.1.	Written Consent. The Committee may take any action by unanimous written consent that the Committee might take at a meeting.

6.2.	Filing of Written Consent. Any written consent of the Committee pursuant to Section 6.1 shall be filed with the Corporation’s records and maintained in the same manner as the minutes of the meetings of the Board of Directors.
7.	Committee Performance.
7.1.	Assessment of Committee Effectiveness. The Governance and Nominating Committee will provide an annual assessment to the Board of Directors of each Committee’s performance.
8.	Committee Relationships.
8.1.	Interaction with Management. The Committee will have complete access to the Corporation’s management to discuss matters or requests information relating to the Committee’s responsibilities.

8.2.	Access to Independent Auditors and Outside Legal Counsel. The Committee will have full access to the designated outside counsel, outside auditors or to any other consultants deemed beneficial by the Committee.
9.	Leadership Development.
9.1	Committee Development. In addition to training received as a member of the Board of Directors, selected members of the Committee may receive targeted training. The Chair of the Board of Directors will approve all training.

10.	Amendments to Charter.
10.1.	Amendments. This Charter may be amended or repealed by action of the Board of Directors at any time.

PROXY SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.
     The undersigned hereby appoints Clarke H. Bailey and Horace H. Sibley and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on April 7, 2006 at the 2006 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 23, 2006 at 4:00 p.m., local time, and any adjournment(s) thereof.
     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 2 and 3.
     Receipt of the Notice of the 2006 Annual Meeting and accompanying Proxy Statement is hereby acknowledged.
(To Be Signed on Reverse Side)

ANNUAL MEETING OF STOCKHOLDERS OF
GLENAYRE TECHNOLOGIES, INC.
May 23, 2006
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1.	Election of Directors.
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
NOMINEES:

☐ Clarke H. Bailey	☐ Donald S. Bates	☐ Peter W. Gilson
INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
2.	Proposal to Approve An Amendment to the Company’s 1996 Incentive Stock Plan to Increase the Number of Shares of Common Stock Reserved For Grants of Awards From 9,650,000 to 12,650,000.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Proposal to Approve the Appointment of Ernst & Young LLP As the Independent registered public accounting firm to Audit the Financial Statements of the Company

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the 2006 Annual Meeting and any adjournment(s) thereof.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder:

Date:

Signature of Stockholder:

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.